Exhibit 99.1

Harrow Health, Inc. Changes Corporate Name to Harrow, Inc.

NASHVILLE, Tenn., September 29, 2023 – Harrow (Nasdaq: HROW), a leading U.S. eyecare pharmaceutical company, announced that effective today, it has changed its corporate name from “Harrow Health, Inc.” to “Harrow, Inc.” to align with the Company’s current five-year strategic plan, which includes an exclusive focus on eyecare pharmaceuticals.

“Given the growing recognition of the Harrow name within the ophthalmic community, along with the connection of the Harrow brand to what is now one of the largest portfolios of ophthalmic pharmaceutical products in the U.S. market, we believed it was the right time to represent our exclusive commitment to the ophthalmic market by shortening our corporate name to Harrow, Inc.,” said Mark L. Baum, Chief Executive Officer of Harrow. “Our team wakes up each day dedicated to serving the U.S. ophthalmic community – to address their unmet needs and provide the highest quality ophthalmic products available, helping them preserve the gift of sight for their patients. This commitment has been part of Harrow’s DNA since our commercial founding in 2014, and it is one of the cornerstones of Harrow’s mission to make ophthalmic pharmaceutical products accessible and affordable to millions of Americans each year.”

About Harrow

Harrow, Inc. (Nasdaq: HROW) is a leading eyecare pharmaceutical company engaged in the discovery, development, and commercialization of innovative ophthalmic pharmaceutical products for the U.S. market. Harrow helps U.S. eyecare professionals preserve the gift of sight by making its comprehensive portfolio of prescription and non-prescription pharmaceutical products accessible and affordable to millions of Americans each year. For more information about Harrow, please visit harrow.com.

Contacts:

Investors	Media

Jamie Webb	Deb Holliday
Director of Communications and Investor Relations	Holliday Communications, Inc.
jwebb@harrowinc.com	deb@hollidaycommunications.net
615-733-4737	412-877-4519

-END-